Form of Restricted Stock Unit Agreement (Time-based) – Standard Intl.

OM GROUP, INC.

2007 INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) is dated as of <<GRANT DATE>> (being the grant date of this restricted stock unit Award), between OM Group, Inc., a Delaware corporation (“Company”), and <<NAME LAST NAME>> (“Participant”).

WHEREAS, the Company maintains the Amended and Restated 2007 Incentive Compensation Plan (the “Plan”) for the purpose of (i) motivating key personnel by means of incentive compensation, (ii) furthering the identity of interests of participants with those of the stockholders of the Company through ownership and performance of the Common Stock, and (iii) permitting the Company to attract and retain key personnel and directors whose judgment is important to the successful conduct of the business of the Company; and

WHEREAS, pursuant to the terms of the Plan, the Compensation Committee may grant restricted stock unit Awards to Key Employees of the Company and its Subsidiaries; and

WHEREAS, pursuant to the terms of the Plan, the terms, conditions and restrictions of each restricted stock unit Award are to be set forth in an Award Agreement; and

WHEREAS, the Compensation Committee has determined that it is appropriate to grant the Participant an Award under the Plan on the terms, conditions and restrictions provided in this Agreement.

NOW, THEREFORE, the Company and the Participant agree as follows:

1.	Award of Restricted Stock Units.
Subject to the terms, conditions and restrictions set forth in this Agreement, the Company hereby grants to the Participant an Award of <<AWARD AMOUNT>> restricted stock units (the “RSUs”) under the Plan.

2.	Payment of RSUs.
If the RSUs under this Agreement become nonforfeitable (“Vest,” “Vesting,” or “Vested”) in accordance with Section 4, the Participant will be entitled to payment of the Vested RSUs at the time specified in Section 5.

3.	RSUs Not Transferable.
Subject to Section 16 of the Plan, prior to payment, none of the RSUs nor any interest therein nor in any shares of Common Stock underlying such RSUs will be transferable other than by will or the laws of descent and distribution.

4.	Vesting.
1.Normal Vesting Date. Subject to Sections 4.2-4.5, the RSUs granted to the Participant pursuant to this Agreement shall Vest on <<VESTING DATE>> (the “Vesting Date”).
2.Pro Rata Vesting Due to Death or Becoming Disabled. In the event that, prior to the Vesting Date, the Participant dies or becomes Disabled while in the employ of the Company or a Subsidiary, a pro rata number of the RSUs shall Vest, as measured by the number of days

Form of Restricted Stock Unit Agreement (Time-based) – Standard Intl.

in the period commencing with the date of this grant and ending on the date of death or the date the Participant becomes Disabled as compared to the number of days in the period commencing with the date of this grant and ending on the Vesting Date, with any fractional share rounded down to the nearest whole number. The balance of the RSUs granted pursuant to this Agreement and not Vested pursuant to this Section 4.2 shall be forfeited without compensation or other consideration. The Participant shall be considered to have become “Disabled” if the Participant has met the requirements for a long-term disability benefit under a disability plan or program of the Company, or in the absence of a disability plan or program of the Company, under a government-sponsored disability program, and is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.
3.Accelerated Vesting upon Retirement. In the event the Participant ceases to be employed by the Company or any of its Subsidiaries prior to the Vesting Date by reason of such individual's retirement in accordance with the retirement policy of the Company (“Retirement”), all RSUs granted pursuant to this Agreement shall Vest upon such Retirement.
4.Accelerated Vesting upon Change in Control.
(a)If the Participant is employed by the Company or any of its Subsidiaries at the time of a Change in Control of the Company prior to the Vesting Date, then upon such Change in Control, the RSUs subject to this Agreement shall Vest in full except to the extent that an award meeting the requirements of Section 4.4(b) (a “Replacement Award”) is provided to the Participant in accordance with Section 4.4(b) to replace or adjust the RSUs covered by this Agreement (the “Replaced Award”).

(b)An award meets the conditions of this Section 4.4(b) (and hence qualifies as a Replacement Award) if (i) it is of the same type (e.g., restricted stock unit for restricted stock unit Award) as the Replaced Award, (ii) it has a value at least equal to the value of the Replaced Award, (iii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences to such Participant under the Code of the Replacement Award are not less favorable to such Participant than the tax consequences of the Replaced Award, and (v) its other terms and conditions are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it conforms to the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B), if applicable, or otherwise does not result in the Replaced Award or Replacement Award failing to comply with or ceasing to be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding two sentences are satisfied. The determination of whether the conditions of this Section 4.4(b) are satisfied will be made in good faith by the Committee, as constituted immediately before the Change in Control, in its sole discretion. Without limiting the generality of the foregoing, the Committee may determine, in good faith, the value of awards and Replacement Awards.
(c)Upon an Involuntary Termination (as defined in the Plan) of the

Form of Restricted Stock Unit Agreement (Time-based) – Standard Intl.

Participant during the two-year period following the Change in Control, all Replacement Awards (if any) held by the Participant will become fully Vested and payable in accordance with Section 5.
(d)If a Replacement Award is provided, notwithstanding anything in this Agreement or the Plan to the contrary, any outstanding RSUs which at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be Vested at the time of such Change in Control and will be paid as provided for in Section 5.
5.Forfeiture upon Other Cessation of Employment. Except as provided in Sections 4.2-4.4, in the event the Participant ceases to be employed by the Company or any of its Subsidiaries prior to the Vesting Date, the Participant shall forfeit to the Company, without compensation or any other consideration, all RSUs that are granted pursuant to this Agreement. For purposes of this Section 4, the Participant shall have ceased to be employed by the Company or any of its Subsidiaries when the Participant no longer has the right or obligation to perform services in such capacity, notwithstanding the continuation of any employment agreement for any other purpose or the continuation of compensation or benefits under any such employment agreement or otherwise.

5.	Form and Time of Payment of RSUs.
1.General. Subject to Section 4.5, payment for the RSUs that have become Vested in accordance with Section 4 shall be made in a single lump sum cash amount equal to the Fair Market Value of a share of Common Stock for each Vested RSU within 30 days of the first to occur of the following dates:
(a)the Vesting Date;
(b)the date of the Participant's death;
(c)the date the Participant becomes Disabled;
(d)the date the Participant experiences a separation from service with the Company (determined in accordance with Section 409A of the Code), provided, however, that if the Participant on the date of separation from service is a “specified employee” (within the meaning of Section 409A of the Code determined using the identification methodology selected by the Company from time to time), payment for the RSUs will be made on the first day of the seventh month after the date of the Participant's separation from service or, if earlier, the date of the Participant's death; or
(e)the date of a Change in Control that qualifies as a permissible date of distribution under Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder.

6.	Payment of Dividend Equivalents.
From and after the date of this grant and until the earlier of (a) the time when the RSUs become Vested and are paid in accordance with Sections 4 and 5 or (b) the time when the Participant's right to receive payment for the RSUs is forfeited in accordance with Section 4, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, the Participant shall be entitled to a number of additional whole RSUs determined by dividing (x) the product of (i) the dollar amount of the cash dividend paid per share of Common Stock on such date and (ii) the total number of RSUs (including dividend equivalents paid thereon) previously credited to the Participant as of such date, by (ii) the Fair Market Value of a share of Common Stock on such date. Such dividend equivalents (if any) shall be subject to the same terms and conditions and shall be paid or forfeited in the same manner and at the same time as the RSUs to which the dividend equivalents were credited.

Form of Restricted Stock Unit Agreement (Time-based) – Standard Intl.

7.Tax Provision.
If the Company or any Subsidiary shall be required to withhold any federal, state, local or foreign tax in connection with any issuance, vesting or payment of Common Stock or other securities, or cash, pursuant to this Agreement, the Participant (or the Participant's representative) will pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state, local or foreign taxes of any kind required by law to be paid and/or withheld with respect to such RSUs (which arrangements may include the Participant instructing the Company to withhold from any payment of Common Stock due with respect to the RSUs, or the Participant delivering to the Company, shares of Common Stock having a Fair Market Value equal to the amount of such required withholding taxes).
8.Adjustments.
Subject to the terms of the Plan, the Committee shall make or provide for such adjustments in the number of RSUs or kind of shares of stock or other securities underlying the RSUs covered by this Agreement as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of the Participant that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization, Extraordinary Distribution, Pro Rata Repurchase or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, or issuance of warrants or other rights to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for the RSUs such alternative consideration (including cash) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of the RSUs so replaced. Any action taken by the Committee pursuant to this Section 8 will only be taken to the extent it does not result in the RSUs failing to comply with or ceasing to be exempt from Section 409A of the Code.

9.	Special Incentive Compensation.
The Participant agrees that the award of the RSUs under the Agreement is special incentive compensation and that it, any dividend equivalents paid thereon (even if treated as compensation for tax purposes) and any other property received on account of such RSUs will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company.

10.	Relationship to the Plan.
This Agreement is subject to the terms of the Plan and any related administrative policies or procedures adopted by the Company. All terms used in this Agreement with initial capital letters that are defined in the Plan and not otherwise defined herein shall have the meanings assigned to them in the Plan. If there is any inconsistency between this Agreement and the Plan or any such administrative policies or procedures, the Plan and the policies or procedures, in that order, shall govern (except that, with respect to Sections 4.4 and 5.1 of this Agreement, the terms of this Agreement shall govern in the case of an inconsistency between Section 4.4 or 5.1 of this Agreement and the Plan).

11.	No Effect on Employment Relationship.
This Agreement is not intended to have any effect upon the Participant's employment relationship with the Company or a Subsidiary. Nothing in this Agreement shall interfere with or affect the rights of the Company or the Participant under any employment agreement or confer upon the Participant any right to continued employment with the Company or a Subsidiary.

12.	Transferability; Binding Effect.
Subject to Section 16 of the Plan, the rights of the Participant under this Agreement shall not be

Form of Restricted Stock Unit Agreement (Time-based) – Standard Intl.

transferable other than in the event of death, by will or by the laws of descent and distribution, or other than in accordance with a domestic relations order or comparable order that is issued and is applicable to the Participant. Subject to the provisions of the Plan, this Agreement shall inure to the benefit of and be binding upon the Participant and the Company and their respective heirs, legal representatives, successors and assigns.

13.	Amendment.
No amendment, modification, waiver or release of or under this Agreement will be effective unless evidenced by an instrument in writing signed by each of the Company and the Participant.
14.Compliance with Law.
The Company shall make reasonable efforts to comply with all applicable federal, state and non-U.S. securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
15.Compliance with Section 409A of the Code.
To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant. This Agreement and the Plan shall be interpreted in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

16.	Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to principles of conflict of laws.

17.	Electronic Delivery.
The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant's participation in the Plan, or future awards that may be granted under the Plan, by electronic means or to request the Participant's consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.	Nature of Grant.
The Participant acknowledges and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (b) the grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past; (c) all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Company; (d) participation in the Plan is voluntary; (e) the RSUs are not a part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; and (g) in consideration of the grant of RSUs, no claim or entitlement to compensation or damages shall arise from termination of the RSUs or diminution in value of the RSUs including (without limitation) any claim or entitlement resulting from termination of the Participant's employment with the Company or a Subsidiary or affiliate (for any reason whatsoever and whether or not

Form of Restricted Stock Unit Agreement (Time-based) – Standard Intl.

in breach of local labor laws) and the Participant hereby releases the Company and its Subsidiaries and affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived the Participant's entitlement to pursue such claim.

19.	Data Privacy.
The Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant's personal data by and among, as applicable, the Company and its Subsidiaries and affiliates, namely OM Group, Inc. (located in the United States of America), and the entities listed on Annex A (located in the countries designated on Annex A) for the exclusive purpose of implementing, administering and managing the Participant's participation in the Plan. The Participant hereby understands that the Company and its Subsidiaries and affiliates hold (but only process or transfer to the extent required or permitted by local law) the following personal information about the Participant: the Participant's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant's favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Participant hereby understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including the entities listed on Annex B (located in the countries designated on Annex B) that these recipients may be located in the Participant's country or elsewhere (including countries outside of the European Economic Area such as the United States of America), and that the recipient's country may have different data privacy laws and protections than the Participant's country. The Participant hereby understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant's local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares acquired upon vesting of the RSUs. The Participant hereby understands that Data will be held only as long as is necessary to implement, administer and manage the Participant's participation in the Plan and in accordance with local law. The Participant hereby understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant's local human resources representative. The Participant hereby understands, however, that refusing or withdrawing the Participant's consent may affect the Participant's ability to participate in the Plan. For more information on the consequences of the Participant's refusal to consent or withdrawal of consent, the Participant hereby understands that the Participant may contact the Participant's local human resources representative.

[SIGNATURES ON NEXT PAGE]

Form of Restricted Stock Unit Agreement (Time-based) – Standard Intl.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
OM GROUP, INC.

By:
Michael V. Johnson Vice President, Human Resources

PARTICIPANT

<<NAME LAST NAME>>

Form of Restricted Stock Unit Agreement (Time-based) – Standard Intl.

Annex A

Form of Restricted Stock Unit Agreement (Time-based) – Standard Intl.

Annex B